EX-99.6(a)(i)

                              MANAGEMENT AGREEMENT
                          NEUBERGER BERMAN EQUITY FUNDS

               This Agreement is made as of December 16, 2000, between Neuberger Berman Equity Funds, a Delaware business trust ("Trust"), and Neuberger Berman Management Inc., a New York corporation ("Manager").

                              W I T N E S S E T H:
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               WHEREAS, Trust is registered under the Investment Company Act of
1940, as amended ("1940 Act"), as an open-end, diversified management investment company and has established several separate series of shares ("Series") with each Series having one or more classes and with each Series having its own assets and investment policies; and

               WHEREAS, Trust desires to retain the Manager as investment adviser to furnish investment advisory and portfolio management services to each Series listed in Schedule A attached hereto, to such other Series of Trust hereinafter established as agreed to from time to time by the parties, evidenced by an addendum to Schedule A (hereinafter "Series" shall refer to each Series which is subject to this Agreement and all agreements and actions described herein to be made or taken by Trust on behalf of the Series), and the Manager is willing to furnish such services;

               NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

               1.     SERVICES OF THE MANAGER.

               1.1 INVESTMENT MANAGEMENT SERVICES. The Manager shall act as the investment adviser to the Series and, as such, shall (1) obtain and evaluate such information relating to the economy, industries, businesses, securities markets and securities as it may deem necessary or useful in discharging its responsibilities hereunder, (ii) formulate a continuing program for the investment of the assets of the Series in a manner consistent with its investment objectives, policies and restrictions, and (iii) determine from time





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to time securities to be purchased, sold, retained or lent by the Series, and implement those decisions, including the selection of entities with or through which such purchases, sales or loans are to be effected; provided, that the Manager will place orders pursuant to its investment determinations either directly with the issuer or with a broker or dealer, and if with a broker or dealer, (a) will attempt to obtain the best net price and most favorable execution of its orders, and (b) may nevertheless in its discretion purchase and sell portfolio securities from and to brokers and dealers who provide the Manager with research, analysis, advice and similar services and pay such brokers and dealers in return a higher commission or spread than may be charged by other brokers or dealers.

                      The Series hereby authorizes any entity or person associated with the Manager which is a member of a national securities exchange to effect or execute any transaction on the exchange for the account of the Series which is permitted by Section 11(a) of the Securities Exchange Act of 1934 and Rule 11a2-2(T) thereunder, and the Series hereby consents to the retention of compensation for such transactions in accordance with Rule 11a-2(T)(a)(iv).

                      The Manager shall carry out its duties with respect to the Series' investments in accordance with applicable law and the investment objectives, policies and restrictions of the Series adopted by the trustees of Trust ("Trustees"), and subject to such further limitations as the Series may from time to time impose by written notice to the Manager.

               1.2 ADMINISTRATIVE SERVICES. The Manager shall supervise the Series' business and affairs and shall provide such services required for effective administration of the Series as are not provided by employees or other agents engaged by the Series; provided, that the Manager shall not have any obligation to provide under this Agreement any direct or indirect services to the holders of interests in the Series ("Interestholders"), any services related to the sale of interests in the Series, or any other services which are the subject of a separate agreement or arrangement between the Series and the Manager. Subject to the foregoing, in providing administrative services hereunder, the Manager shall:



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                      1.2.1 OFFICE SPACE, EQUIPMENT AND FACILITIES. Furnish
without cost to the Series, or pay the cost of, such office space, office equipment and office facilities as are adequate for the Series' needs.

                      1.2.2 PERSONNEL. Provide, without remuneration from or other cost to Trust or the Series, the services of individuals competent to perform all of the Series' executive, administrative and clerical functions which are not performed by employees or other agents engaged by the Series or by the Manager acting in some other capacity pursuant to a separate agreement or arrangement with the Series.

                      1.2.3 AGENTS. Assist the Series in selecting and coordinating the activities of the other agents engaged by the Series, including the Series' custodian, independent auditors and legal counsel.

                      1.2.4 TRUSTEES AND OFFICERS. Authorize and permit the Manager's directors, officers and employees who may be elected or appointed as trustees or officers of Trust to serve in such capacities, without remuneration from or other cost to Trust or the Series.

                      1.2.5 BOOKS AND RECORDS. Assure that all financial, accounting and other records required to be maintained and preserved by Trust and/or the Series are maintained and preserved by it or on its behalf in accordance with applicable laws and regulations.

                      1.2.6 REPORTS AND FILINGS. Assist in the preparation of (but not pay for) all periodic reports by Trust or the Series to Interestholders of the Series and all reports and filings required to maintain the registration and qualification of the Series, or to meet other regulatory or tax requirements applicable to the Series, under federal and state securities and tax laws.

               1.3 The Manager can use any of the officers and employees of Neuberger Berman, LLC to provide any of the non-investment advisory services described herein, and can subcontract to third parties, provided the Manager remains as fully responsible to the Trust or Series, as applicable, under this contract as if the Manager had provided services directly.



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               2.     EXPENSES OF THE SERIES.

               2.1 EXPENSES TO BE PAID BY THE MANAGER. The Manager shall pay all salaries, expenses and fees of the officers, trustees and employees of the Trust who are officers, directors or employees of the Manager.

                      In the event that the Manager pays or assumes any expenses of Trust or a Series not required to be paid or assumed by the Manager under this Agreement, the Manager shall not be obligated hereby to pay or assume the same or any similar expense in the future; PROVIDED, that nothing herein contained shall be deemed to relieve the Manager of any obligation to Trust or to a Series under any separate agreement or arrangement between the parties.

               2.2 EXPENSES TO BE PAID BY THE SERIES. Each Series shall bear the expenses of its operation, except those specifically allocated to the Manager under this Agreement or under any separate agreement between a Series and the Manager. Expenses to be borne by a Series shall include both expenses directly attributable to the operation of the Series and the placement of interests therein, as well as the portion of any expenses of Trust that is properly allocable to the Series in a manner approved by the trustees of Trust. Subject to any separate agreement or arrangement between Trust or a Series and the Manager, the expenses hereby allocated to each Series, and not to the Manager, include, but are not limited to:

               2.2.1 CUSTODY. All charges of depositories, custodians, and other agents for the transfer, receipt, safekeeping, and servicing of its cash, securities, and other property.

               2.2.2 INTERESTHOLDER SERVICING. All expenses of maintaining and servicing Interestholder accounts, including but not limited to the charges of any Interestholder servicing agent, dividend disbursing agent or other agent engaged by a Series to service Interestholder accounts.




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               2.2.3 INTERESTHOLDER REPORTS. All expenses of preparing, setting in type, printing and distributing reports and other communications to Interestholders of a Series.

               2.2.4 PRICING AND PORTFOLIO VALUATION. All expenses of computing a Series' net asset value per share, including any equipment or services obtained for the purpose of pricing shares or valuing the Series' investment portfolio.

               2.2.5 COMMUNICATIONS. All charges for equipment or services used for communications between the Manager or the Series and any custodian, Interestholder servicing agent, portfolio accounting services agent, or other agent engaged by a Series.

               2.2.6 LEGAL AND ACCOUNTING FEES. All charges for services and expenses of a Series' legal counsel and independent auditors.

               2.2.7 TRUSTEES' FEES AND EXPENSES. With respect to each Series, all compensation of Trustees other than those affiliated with the Manager, all expenses incurred in connection with such unaffiliated Trustees' services as Trustees, and all other expenses of meetings of the Trustees or committees thereof.

               2.2.8 INTERESTHOLDER MEETINGS. All expenses incidental to holding meetings of Interestholders, including the printing of notices and proxy materials, and proxy solicitation therefor.

               2.2.9 BONDING AND INSURANCE. All expenses of bond, liability, and other insurance coverage required by law or regulation or deemed advisable by the Trustees, including, without limitation, such bond, liability and other insurance expense that may from time to time be allocated to the Series in a manner approved by the Trustees.

               2.2.10 BROKERAGE COMMISSIONS. All brokers' commissions and other charges incident to the purchase, sale or lending of a Series' portfolio securities.





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               2.2.11 TAXES. All taxes or governmental fees payable by or with respect to a Series to federal, state or other governmental agencies, domestic or foreign, including stamp or other transfer taxes.

               2.2.12 TRADE ASSOCIATION FEES. All fees, dues and other expenses incurred in connection with a Series' membership in any trade association or other investment organization.

               2.2.13 NONRECURRING AND EXTRAORDINARY EXPENSES. Such nonrecurring and extraordinary expenses as may arise, including the costs of actions, suits, or proceedings to which the Series is a party and the expenses a Series may incur as a result of its legal obligation to provide indemnification to Trust's officers, Trustees and agents.

               2.2.14 ORGANIZATIONAL EXPENSES. Any and all organizational expenses of a Series paid by the Manager shall be reimbursed by such Series at such time or times agreed by such Series and the Manager.

               3.     ADVISORY FEE.

               3.1 FEE. As compensation for all services rendered, facilities provided and expenses paid or assumed by the Manager under this Agreement, each Series shall pay the Manager an annual fee as set out in Schedule B to this Agreement.

               3.2 COMPUTATION AND PAYMENT OF FEE. The advisory fee shall accrue on each calendar day, and shall be payable monthly on the first business day of the next succeeding calendar month. The daily fee accruals shall be computed by multiplying the fraction of one divided by the number of days in the calendar year by the applicable annual advisory fee rate (as set forth in Schedule B hereto), and multiplying this product by the net assets of the Series, determined in the manner established by the Trustees, as of the close of business on the last preceding business day on which the Series' net asset value was determined.




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               3.3 STATE EXPENSE LIMITATION. If in any fiscal year the operating expenses of any Series plus such Series' operating expenses in such fiscal year ("Aggregate Operating Expenses," which includes any fees or expense reimbursements payable to the Manager pursuant to this Agreement and any compensation payable to the Manager pursuant to (1) the Administration Agreement between such Series and the Manager or (ii) any other Agreement or arrangement with Trust with respect to that Series, but excludes interest, taxes, brokerage commissions, litigation and indemnification expenses, and other extraordinary expenses not incurred in the ordinary course of business) exceed the lowest applicable percentage expense limitation imposed under the securities law and regulations of any state in which such Series's shares are qualified for sale (the "State Expense Limitation"), then the Manager shall pay such Series the amount of such excess, less the amount of any reduction of the administration fee referred to below; provided, that the Manager shall have no obligation hereunder to pay such Series for any such expenses which exceed the pro rata portion of such advisory fee attributable to such Series.

                      No payment shall be made to such Interestholder hereunder unless and until the administration fee payable by such Interestholder under a similar State Expense Limitation of its Administration Agreement with the Manager has been reduced to zero. Any payment to an interestholder hereunder shall be made monthly, by annualizing the Aggregate Operating Expenses for each month as of the last day of such month. An adjustment shall be made on or before the last day of the first month of the next succeeding fiscal year if Aggregate Operating Expenses for such fiscal year do not exceed the State Expense Limitation or if for such fiscal year there is no applicable State Expense Limitation.

               4.     OWNERSHIP OF RECORDS.

                      All records required to be maintained and preserved by the Series pursuant to the provisions or rules or regulations of the Securities and Exchange Commission under Section 3 1 (a) of the 1940 Act and maintained and preserved by the Manager on behalf of the Series are the property of the Series and shall be surrendered by the Manager promptly on request by the Series;


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provided, that the Manager may at its own expense make and retain copies of any such records.

               5.     REPORTS TO MANAGER.

               The Series shall furnish or otherwise make available to the Manager such copies of that Series' financial statements, proxy statements, reports, and other information relating to its business and affairs as the Manager may, at any time or from time to time, reasonably require in order to discharge its obligations under this Agreement.

               6.     REPORTS TO THE SERIES.

               The Manager shall prepare and furnish to the Series such reports, statistical data and other information in such form and at such intervals as the Series may reasonably request.

               7.     RETENTION OF SUB-ADVISER.

               Subject to a Series obtaining the initial and periodic approvals required under Section 15 of the 1940 Act, the Manager may retain a sub-adviser, at the Manager's own cost and expense, for the purpose of making investment recommendations and research information available to the Manager. Retention of a sub-adviser shall in no way reduce the responsibilities or obligations of the Manager under this Agreement and the Manager shall be responsible to Trust and the Series for all acts or omissions of the sub-adviser in connection with the performance of the Manager's duties hereunder.

               8.     SERVICES TO OTHER CLIENTS.

               Nothing herein contained shall limit the freedom of the Manager or any affiliated person of the Manager to render investment management and administrative services to other investment companies, to act as investment adviser or investment counselor to other persons, firms or corporations, or to engage in other business activities.




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               9.     LIMITATION OF LIABILITY OF MANAGER AND ITS PERSONNEL.

               Neither the Manager nor any director, officer or employee of the Manager performing services for the Series at the direction or request of the Manager in connection with the Manager's discharge of its obligations hereunder shall be liable for any error of judgment or mistake of law or for any loss suffered by a Series in connection with any matter to which this Agreement relates; provided, that nothing herein contained shall be construed (i) to protect the Manager against any liability to Trust or a Series or its Interestholders to which the Manager would otherwise be subject by reason of the Manager's misfeasance, bad faith, or gross negligence in the performance of the Manager's duties, or by reason of the Manager's reckless disregard of its obligations and duties under this Agreement, or (ii) to protect any director, officer or employee of the Manager who is or was a Trustee or officer of Trust against any liability to Trust or a Series or its Interestholders to which such person would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person's office with Trust.

               10.    NO LIABILITY OF OTHER SERIES.

               This Agreement is made by each Series pursuant to authority granted by the Trustees, and the obligations created hereby are not binding on any of the Trustees or Interestholders of the Series individually, but bind only the property of that Series and no other.

               11.    EFFECT OF AGREEMENT.

               Nothing herein contained shall be deemed to require the Series to take any action contrary to the Declaration of Trust or By-Laws of Trust, any actions of the Trustees binding upon the Series, or any applicable law, regulation or order to which the Series is subject or by which it is bound, or to relieve or deprive the Trustees of their responsibility for and control of the conduct of the business and affairs of the Series or Trust.




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               12.    TERM OF AGREEMENT.

               The term of this Agreement shall begin on the date first above written with respect to each Series listed in Schedule A on the date hereof and, unless sooner terminated as hereinafter provided, this Agreement shall remain in effect through June 30, 2001. With respect to each Series added by execution of an Addendum to Schedule A, the term of this Agreement shall begin on the date of such execution and, unless sooner terminated as hereinafter provided, this Agreement shall remain in effect to June 30 of the year following the year of execution. Thereafter, in each case, this Agreement shall continue in effect with respect to each Series from year to year, subject to the termination provisions and all other terms and conditions hereof, provided, such continuance with respect to a Series is approved at least annually by vote of the holders of a majority of the outstanding voting securities of the Series or by the Trustees, provided, that in either event such continuance is also approved annually by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Trustees who are not parties to this Agreement or interested persons of either party hereto; and provided further that the Manager shall not have notified a Series in writing at least sixty (60) days prior to the first expiration date hereof or at least sixty (60) days prior to any expiration date hereof of any year thereafter that it does not desire such continuation. The Manager shall furnish to Trust and the Series, promptly upon their request, such information as may reasonably be necessary to evaluate the terms of this Agreement or any extension, renewal or amendment thereof.

               13.    AMENDMENT OR ASSIGNMENT OF AGREEMENT.

               Any amendment to this Agreement shall be in writing signed by the parties hereto; provided, that no such amendment shall be effective unless authorized on behalf of any Series (i) by resolution of the Trustees, including the vote or written consent of a majority of the Trustees who are not parties to this Agreement or interested persons of either party hereto, and (ii) by vote of a majority of the outstanding voting securities of the Series. This Agreement shall terminate automatically and immediately in the event of its assignment.





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               14.    TERMINATION OF AGREEMENT.

               This Agreement may be terminated at any time by either party hereto, without the payment of any penalty, upon sixty (60) days' prior written notice to the other party; provided, that in the case of termination by any Series, such action shall have been authorized (i) by resolution of the Trustees, including the vote or written consent of a majority of Trustees who are not parties to this Agreement or interested persons' of either party hereto, or (ii) by vote of a majority of the outstanding voting securities of the Series.

               15.    NAME OF THE SERIES.

               Each Series hereby agrees that if the Manager shall at any time for any reason cease to serve as investment adviser to a Series, the Series shall, if and when requested by the Manager, eliminate from the Series' name the name "Neuberger Berman" and thereafter refrain from using the name "Neuberger Berman" or the initials "NB" in connection with its business or activities, and the foregoing agreement of a Series shall survive any termination of this Agreement and any extension or renewal thereof.

               16.    INTERPRETATION AND DEFINITION OF TERMS.

               Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretation thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission validly issued pursuant to the 1940Act. Specifically, the terms "vote of a majority of the outstanding voting securities," "interested person," "assignment" and "affiliated person," as used in this Agreement shall have the meanings assigned to them by Section 2(a) of the 1940 Act. In addition, when the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is modified, interpreted or relaxed by a rule, regulation or order of the Securities and Exchange Commission, whether of special or of general




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application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

               17.    CHOICE OF LAW

               This Agreement is made and to be principally performed in the State of New York and except insofar as the 1940 Act or other federal laws and regulations may be controlling, this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York.

               18.    CAPTIONS.

               The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

               19.    EXECUTION IN COUNTERPARTS.

               This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.






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               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective seals to be hereunto affixed, as of the day and year first above written.

                                            NEUBERGER BERMAN EQUITY FUNDS


                                            By:  /s/ F. B. Soule
                                               ---------------------------------


                                            Title:  Vice President
                                                  ------------------------------



                                            NEUBERGER BERMAN MANAGEMENT INC.


                                            By:  /s/ Peter Sundman
                                               ---------------------------------


                                            Title:  President
                                                  ------------------------------





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                                                                  EX-99.6(a)(ii)


                          NEUBERGER BERMAN EQUITY FUNDS
                              MANAGEMENT AGREEMENT
                                   SCHEDULE A

               The Series of Neuberger Berman Equity Funds currently subject to this Agreement are as follows:


        Neuberger Berman Century Fund
        Neuberger Berman Fasciano Fund
        Neuberger Berman Focus Fund
        Neuberger Berman Genesis Fund
        Neuberger Berman Guardian Fund
        Neuberger Berman International Fund
        Neuberger Berman Manhattan Fund
        Neuberger Berman Millennium Fund
        Neuberger Berman Partners Fund
        Neuberger Berman Regency Fund
        Neuberger Berman Socially Responsive Fund
        Neuberger Berman Technology Fund

                      DATED:  March 23, 2001


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                                                                 EX-99.6(a)(iii)


                          NEUBERGER BERMAN EQUITY FUNDS
                              MANAGEMENT AGREEMENT

                                   SCHEDULE B

Compensation pursuant to Paragraph 3 of the Neuberger Berman Equity Funds Management Agreement shall be calculated in accordance with the following schedules:

NEUBERGER BERMAN CENTURY FUND
NEUBERGER BERMAN FOCUS FUND
NEUBERGER BERMAN GUARDIAN FUND
NEUBERGER BERMAN MANHATTAN FUND
NEUBERGER BERMAN PARTNERS FUND
NEUBERGER BERMAN REGENCY FUND
NEUBERGER BERMAN SOCIALLY RESPONSIVE FUND

0.550% on the first $250 million of average daily net assets 0.525% on the next $250 million of average daily net assets 0.500% on the next $250 million of average daily net assets 0.475% on the next $250 million of average daily net assets 0.450% on the next $500 million of average daily net assets 0.425% on the next $2.5 billion of average daily net assets 0.400% on average daily net assets in excess of $4 billion


NEUBERGER BERMAN GENESIS FUND
NEUBERGER BERMAN MILLENNIUM FUND

0.850% on the first $250 million of average daily net assets 0.800% on the next$250 million of average daily net assets 0.750% on the next $250 million of average daily net assets 0.700% on the next $250 million of average daily net assets 0.650% on average daily net assets in excess of $1 billion


NEUBERGER BERMAN INTERNATIONAL FUND

0.850% on the first $250 million of average daily net assets 0.825% on the next $250 million of average daily net assets 0.800% on the next $250 million of average daily net assets 0.775% on the next $250 million of average daily net assets 0.750% on the next $500 million of average daily net assets 0.725% on the next $1 billion of average daily net assets 0.700% on average daily net assets in excess of $2.5 billion


NEUBERGER BERMAN FASCIANO FUND
NEUBERGER BERMAN TECHNOLOGY FUND

0.850% on the first $500 million of average daily net assets 0.825% on the next $500 million of average daily net assets 0.800% on the next $500 million of average daily net assets 0.775% on the next $500 million of average daily net assets 0.750% on the next $500 million of average daily net assets 0.725% on average daily net assets in excess of $2.5 billion

               Dated: June 7, 2001